Exhibit 4.5

INTERCREDITOR COLLATERAL SUBORDINATION AGREEMENT

This Intercreditor Collateral Subordination Agreement, made as of August 12, 2004 (this “Agreement”), is among the Borrowers, the Collateral Agent and the Financing Agent (each as defined below) and the Other Obligors who may become parties to this Agreement from time to time pursuant to and in accordance with Section 27 of this Agreement. The Collateral Agent and the Financing Agent are sometimes referred to herein collectively as the “Agents” and individually as an “Agent”. Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in the Indenture (as in effect on the date hereof).

PRELIMINARY STATEMENTS

1. In connection with that certain Financing Agreement dated as of August 14, 2002 (as the same has been amended, restated, modified or supplemented prior to the date hereof, the “Existing Financing Agreement”) among Sheffield Steel Corporation, a Delaware corporation (the “Revolving/LC Borrower”), the lenders party thereto (the “Financing Lenders”) and the CIT Group/Business Credit, Inc. as agent for the Financing Lenders (the “Financing Agent”), the Revolving/LC Borrower has become indebted to the Financing Agent and the Financing Lenders, which indebtedness is secured by a security interest in all of the Revolving/LC Borrower’s present and future Accounts, Inventory, General Intangibles, Copyrights, Patents, Trademarks, Documents, Chattel Paper, instruments (excluding the Revolving/LC Borrower’s equity interests in any of its subsidiaries), letter-of-credit rights (as defined in the UCC) (other than those arising from the use, sale, lease or other disposition of the Equipment or Real Property at any time), Investment Property (excluding the Revolving/LC Borrower’s equity interests in any of its subsidiaries) and the Other Collateral (all as defined in and described in more particularity in the Amended and Restated Pledge and Security Agreement dated as of the date hereof among the Revolving/LC Borrower and the Financing Agent (as in effect on the date hereof; such agreement as amended, restated, modified or supplemented, the “Revolving/LC Borrower Security Agreement”) (collectively, the “Revolving/LC Borrower A&I Collateral”).

2. The Revolving/LC Borrower has requested, and the Financing Agent and the Financing Lenders have agreed to, amend and restate the Existing Financing Agreement pursuant to that certain Amended and Restated Financing Agreement dated as of the date hereof (as the same may be amended, restated, modified or supplemented, the “Financing Agreement”) by and among the Revolving/LC Borrower, Sand Springs Railway Company, an Oklahoma corporation (“Term Borrower” and together with Revolving/LC Borrower, the “Borrowers”), the Financing Agent and the Financing Lenders, and the Obligations (as defined in the Financing Agreement) of the Revolving/LC Borrower thereunder (the “Revolving/LC Borrower Financing Agreement Obligations”) will continue to be secured by the Revolving/LC Borrower A&I Collateral and will also be secured by all of the real and personal property of Term Borrower (the “Term Borrower Collateral”) and the Obligations (as defined in the Financing Agreement) of the Term Borrower under the Financing Agreement (the “Term Borrower Financing Agreement Obligations”) will be secured by the Revolving/LC Borrower A&I Collateral and the Term Borrower Collateral.

3. In connection with the Financing Agreement, all of the Revolving/LC Borrower’s future Restricted Subsidiaries (the “Other Obligors” and together with the Borrowers, the “Credit

Parties”) will be required to guaranty the Obligations (as defined in the Financing Agreement) under the Financing Agreement (the “Financing Agreement Guaranty Obligations” and together with the Revolving/LC Borrower Financing Agreement Obligations and the Term Borrower Financing Agreement Obligations, the “Financing Agreement Obligations”) and to secure such obligations with the grant of a security interest in all of the Other Obligors’ present and future Accounts, Inventory, General Intangibles, Copyrights, Patents, Trademarks, Documents, Chattel Paper, Instruments (excluding such Other Obligor’s equity interests in any of its subsidiaries), letter-of-credit rights (as defined in the UCC) (other than those arising from the use, sale, lease or other disposition of the Equipment or Real Property at any time), Investment Property (excluding such Other Obligor’s equity interests in any of its subsidiaries) and the Other Collateral (all as defined in and described in more particularity in the Revolving/LC Borrower Security Agreement as in effect on the date hereof but with such changes as are necessary to make such definitions applicable to the Other Obligors) (collectively, the “Other Obljgor A&I Collateral” and together with the Revolving/LC Borrower A&I Collateral, the “A&I Collateral”). The A&I Collateral and the Term Borrower Collateral are collectively referred to herein as the “Financing Agreement Collateral”.

4. In connection with that certain Indenture dated as of the date hereof (as the same may be amended, restated, modified or supplemented, the “Indenture”), among the Revolving/LC Borrower, as issuer, the Term Borrower and the Other Obligors that become party thereto, as guarantors, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity the “Collateral Agent”) for the Trustee and the holders (the “Noteholders”) of the Borrower’s 1l-3/8% Senior Secured Notes due 2011 (together with any notes exchanged thereunder therefor, the “Notes”) issued thereunder, (a) the Revolving/LC Borrower is issuing the Notes, (b) the Term Borrower and the Obligors are guaranteeing the repayment thereof, (c) the Borrower has granted security interests to secure its obligations (such obligations, whether for (i) principal, (ii) interest (including, without limitation, interest accruing after the filing of a petition initiating any Insolvency Proceeding, whether or not allowed as a claim in such proceeding), (iii) fees, (iv) costs and expenses (including, without limitation, attorneys’ fees and disbursements), and (v) otherwise, the “Indenture Obligations” and, together with the Financing Agreement Obligations, the “Secured Obligations”) under the Notes, the Indenture and the Collateral Agreements (as defined in the Indenture) (collectively, the “Indenture Debt Documentation” and together with the Financing Agreement and the other Loan Documents, the “Secured Agreements”), and (d) the Term Borrower and the Other Obligors will grant security interests to secure the Indenture Obligations under the Indenture Debt Documentation (including, without limitation, their guarantees thereunder in respect of the indenture Obligations of the Borrower) in substantially all of their respective present and future real and personal property, whether tangible or intangible (including, without limitation, the Financing Agreement Collateral) (collectively, the “Collateral” and the Collateral, other than the Financing Agreement Collateral, is referred to herein as the “PP&E Collateral”) pursuant to certain of the Indenture Debt Documentation.

5. The execution and delivery of this Agreement is a condition precedent to the effectiveness of the Financing Agreement and the Financing Agent and the Financing Lenders are unwilling to extend any credit to the Credit Parties under the Financing Agreement absent the subordination of the Collateral Agent’s security interest in the Financing Agreement Collateral to the Financing Agent’s security interest in the Financing Agreement Collateral under the terms of this Agreement.

6. To fulfill such condition precedent under the Financing Agreement and to induce the Financing Agent and the Financing Lenders to extend credit now and hereafter under the Financing Agreement, the Credit Parties have requested that the Collateral Agent, for itself and on behalf of the Trustee and the Noteholders, as authorized and directed by the Indenture Debt Documentation enter into this Agreement, and the Credit Parties desire to enter into this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

1. Acknowledgment of Security Interest and Lien; Subordination of Liens. (A) The Collateral Agent acknowledges that, pursuant to the Financing Agreement and the other Loan Documents (as defined in the Financing Agreement), the Revolving/LC Borrower has granted the Financing Agent a valid and perfected lien in and against the Revolving/LC Borrower A&I Collateral, the Term Borrower is required to grant the Financing Agent a valid and perfected lien in and against the Term Borrower Collateral and the Other Obligors are required to grant the Financing Agent a valid and perfected lien in and against the Other Obligor A&I Collateral, which liens secure the full, prompt and complete payment of the Financing Agreement Obligations. Notwithstanding any understanding between the Collateral Agent and the Credit Parties, the order or time of creation, acquisition, attachment, or the order, time, or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest or lien on and against any of the Financing Agreement Collateral or other assets of any of the Credit Parties, the Collateral Agent agrees that any lien or security interest now or hereafter existing in and to the Financing Agreement Collateral in favor of the Collateral Agent for the benefit of itself and the Trustee and the Noteholders shall be and at all times remain subject and subordinate in all respects to any lien or security interest which may now or hereafter at any time or from time to time be granted to the Financing Agent on or in any or all of the Financing Agreement Collateral as security for the Financing Agreement Obligations; provided, however that such liens and security interests of the Collateral Agent shall only remain subject and subordinate in all respects to the liens and security interests of the Financing Agent as security for the Financing Agreement Obligations, in each case, in the Financing Agreement Collateral, to the extent that (v) the principal amount of the revolving loans made under the Financing Agreement does not exceed $15,000,000, (w) the aggregate amount of all undrawn amounts in respect of letters of credit issued under the Financing Agreement and all drawn and unreimubursed amounts in respect of such letters of credit (and advances deemed made under the Financing Agreement in respect of such unreimbursed amounts) does not exceed $6,000,000, (x) the principal amount of the term loan made under the Financing Agreement does not exceed $3,000,000, (y) the principal amount of Protective Advances (as defined in the Indenture as in effect on the date hereof) under the Financing Agreement does not exceed $1,000,000 and (z) the sum of (1) aggregate principal amount of all other revolving loans, term loans and Protective Advances, (2) all other undrawn amounts in respect of letters of credit issued under the Financing Agreement and all drawn and unreimubursed amounts in respect of such letters of credit (and advances deemed made under the Financing Agreement in respect of such unreimbursed amounts) and (3) the aggregate principal amount of all other Indebtedness, in each case made under the Financing Agreement and other Loan Documents, does not exceed the lesser of $5,000,000 in the aggregate and the aggregate amount of indebtedness permitted (at the time incurred) pursuant to clause (16) of the definition of “Permitted Indebtedness” under the Indenture as in effect on the date hereof (it being understood and agreed that (i) any excess principal and any undrawn and unreimbursed amounts (and any interest or fees attributable thereto) over the amounts described in clauses (v) through (z) of this sentence, but only such excess (the “Excess Financing Agreement Obligations”) shall be paid from proceeds of the Financing Agreement Collateral only after payment in full of the Indenture Obligations as set forth in Section 18 and (ii) the existence of Excess Financing Obligations shall not affect the terms of this Agreement except to the extent such Excess Financing Obligations are specifically referenced herein).

(B) The Financing Agent acknowledges that, pursuant to the Indenture Documentation, the Credit Parties are required to grant the Collateral Agent a valid and perfected lien in and against the Indenture Collateral, which liens secure the full, prompt and complete payment of the Indenture Obligations. The Financing Agent acknowledges and agrees that it does not have and shall not prior to the institution of an Insolvency Proceeding take or be granted a lien or security interest in any PP&E Collateral prior to the payment in full of the Indenture Obligations. Notwithstanding any understanding between the Financing Agent and the Credit Parties, the order or time of creation, acquisition, attachment, or the order, time, or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest or lien on and against any of the Indenture Collateral or other assets of any of the Credit Parties, the Financing Agent agrees that any lien or security interest now or hereafter existing in and to the PP&E Collateral in favor of the Financing Agent shall be and at all times remain subject and subordinate in all respects to any lien or security interest which may now or hereafter at any time or from time to time be granted to the Collateral Agent on or in any or all of the PP&E Collateral as security for the Indenture Obligations.

2. In Furtherance of Subordination. (A) Upon any distribution of all or any of the assets of the Credit Parties to creditors of the Credit Parties upon the commencement of: (i) any case or proceeding with respect to the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors under the U.S. Bankruptcy Code, any other federal, state or provincial bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings of any other jurisdiction or otherwise seeking any stay, reorganization, arrangement, liquidation, dissolution, composition or readjustment of the obligations and indebtedness of the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors or (ii) any proceeding seeking the appointment of any receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator, official manager, administrator or similar official for the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors or any material part of its properties or (iii) any proceedings for liquidation, dissolution or other winding up of the business of the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors or (iv) any assignment for the benefit of creditors or any marshaling of assets and liabilities of the Revolving/LC Borrower, the Term Borrower or any Other Obligor or otherwise (any such proceeding described in (i)-(iv) above is referred to hereinafter as an “Insolvency Proceeding”), any payment or distribution of any kind of any Collateral or proceeds of the sale or liquidation thereof (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to the Secured Obligations will be paid or delivered directly to the applicable Agent for application (in the case of cash) to or as collateral (in the case of noncash property or securities) for the payment or prepayment of the Secured Obligations (in all cases as set forth in Section 18).

(B) The Financing Agent (for itself and for the Financing Lenders) and the Collateral Agent (for itself, the Trustee and the Noteholders) shall each be entitled to vote its respective claim in any Insolvency Proceeding, so long as neither of them (nor any Financing Lender or the Trustee or any Noteholder) (i) challenges any liens of the Financing Agent in respect of the Financing Agreement Collateral, (ii) challenges any liens of the Collateral Agent in respect of the Collateral or (iii) challenges or disputes the validity of this Agreement; provided that, if an Insolvency Proceeding is commenced by or against the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors and any Financing Agreement Obligations (other than Excess Financing Agreement Obligations) remain unpaid and the Collateral Agent is not diligently pursuing its rights and remedies against the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors with respect to the Financing Agreement Collateral, the Collateral Agent will duly and promptly take such actions as the Financing Agent may reasonably request, at the cost of the Financing Agent, to (i) enforce claims with respect to the Financing Agreement Collateral and (ii) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Financing Agreement Collateral.

(C) (1) All payments or distributions upon or with respect to the sale or other distribution of the Financing Agreement Collateral not in the ordinary course of business which are received by the Collateral Agent contrary to the provisions of this Agreement are received in trust for the benefit of the Financing Agent, will be segregated from other funds and property held by the Collateral Agent and will be immediately paid over to the Financing Agent in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Secured Obligations in accordance with Section 18 and the terms of the Financing Agreement.

(2) All payments or distributions upon or with respect to the sale or other distribution of the PP&E Collateral not in the ordinary course of business which are received by the Financing Agent contrary to the provisions of this Agreement are received in trust for the benefit of the Collateral Agent, will be segregated from other funds and property held by the Financing Agent and will be immediately paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Indenture Obligations in accordance with Section 18 and the terms of the Indenture Debt Documentation.

(D) (1) The Financing Agent is authorized to demand specific performance of this Agreement, whether or not any Credit Party has complied with any of the provisions of this Agreement applicable to it, at any time when the Collateral Agent has failed to comply with any provision of this Agreement applicable to it.

(2) The Collateral Agent is authorized to demand specific performance of this Agreement, whether or not any Credit Party has complied with any of the provisions of this Agreement applicable to it, at any time when the Financing Agent has failed to comply with any provision of this Agreement applicable to it.

(E) (1) The Collateral Agent consents and agrees that the Financing Agent is under no obligation to marshal any collateral or any other assets of any Credit Party or any other Person in favor of the Collateral Agent, the Trustee or the Noteholders or otherwise in connection with obtaining payment of any or all of the Financing Agreement Obligations from any Person or source and hereby waives any right that it may now or in the future have to the fullest extent permitted by applicable law to any such marshalling of assets or similar relief.

(2) The Financing Agent consents and agrees that the Collateral Agent is under no obligation to marshal any collateral or any other assets of any Credit Party or any other Person in favor of the Financing Agent or the Financing Lenders or otherwise in connection with obtaining payment of any or all of the Indenture Obligations from any Person or source and hereby waives any right that it may now or in the future have to the fullest extent permitted by applicable law to any such marshalling of assets or similar relief.

3. No Exercise of Remedies. (A) The Collateral Agent agrees that, so long as any of the Financing Agreement Obligations (other than Excess Financing Agreement Obligations) have not been paid in full, it will refrain from exercising any and all remedies available to it under the applicable security documents and any and all remedies otherwise permitted by applicable law with respect to the Financing Agreement Collateral, it being agreed and understood, however, that the Collateral Agent may exercise any and all rights and remedies available to it under the Indenture so long as such remedies do not relate to the enforcement of the Collateral Agent’s security interest in the Financing Agreement Collateral; provided, that following the 90th day after receipt by Revolving Agent of the notice pursuant to Section 17 by Collateral Agent, the Collateral Agent may (i) enforce its liens with respect to any Term Borrower Collateral until such time as the Revolving Agent is diligently pursuing its rights and remedies with respect to such Term Borrower Collateral and (ii) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to such Term Borrower Collateral, subject to application of such payments or distributions in accordance with Section 18 hereof. This agreement shall not restrict the rights of the Trustee, the Noteholders or the Collateral Agent to accelerate the Indenture Obligations and to bring action against the Credit Parties, including the initiation of an Insolvency Proceeding, (but not an action against the Financing Agreement Collateral) to collect such Indenture Obligations after the occurrence and during the continuance of an “Event of Default” (as such term is defined in the Indenture) under the Indenture. Notwithstanding the foregoing, the Collateral Agent agrees that it shall not exercise any remedies available to it under the applicable security documents or any other remedies otherwise permitted by applicable law with respect to the PP&E Collateral during (a) any Liquidation Period (as defined in Section 19) or (b) any period commencing on the date of the receipt by the Financing Agent of a written notice from the Collateral Agent pursuant to Section 17 and ending ninety (90) days thereafter. In the event of a sale or other disposition of the Financing Agreement Collateral, other than in the ordinary course of business, in conformity with the Loan Documents and to which the Financing Agent has agreed, subject to compliance with the Trust Indenture Act of 1939 (the “TIA”), the Collateral Agent agrees that, notwithstanding any modification of the Indenture Debt Documentation, no default or event of default under the Indenture Debt Documentation will be deemed to exist solely as a result of such sale or other disposition to the extent that the proceeds of such sale are used by the Credit Parties in a manner permitted under Section 4.10 of the Indenture (as in effect on the date hereof).

(B) The Collateral Agent will give the Financing Agent notice of its intent to enforce any lien upon the Indenture Collateral or any portion thereof. The notice required by this Section 3(B): (i) shall be required to be given by the Collateral Agent only if it intends to deliver to a Credit Party written notice of its intent to enforce a lien in full or partial satisfaction of any obligation secured thereby, commence legal action against any Credit Party for foreclosure or replevin or other enforcement of a lien; or take possession of or title to, or deliver to any third party possession of or title to, any real or personal property of any Credit Party; (ii) shall not be required in any other instance or as to any other action or event (including, for purposes of illustration and not by way of limitation, any incurrence, payment or acceleration of any of the Indenture Obligations or any amendment or waiver of the terms thereof, any exercise of a right of setoff, any notification to account debtors to make payment directly to the secured party or any other exercise of collection rights or the institution of any other legal proceedings, including suit to collect any debt or claim or the commencement of any bankruptcy case, receivership or insolvency proceeding); (iii) need only state that it is given pursuant to the provisions of this Agreement and that lien enforcement action may be taken by Collateral Agent, and need not disclose or describe the action to be taken; (iv) shall be given at least five (5) business days prior to the date on which any enforcement action described above is taken, except that the Collateral Agent may give such notice promptly after taking such enforcement action if it in good faith believes that immediate enforcement action is or may be required to protect its interest in the property subject to its liens.

(C) The Financing Agent will give the Collateral Agent notice of its intent to enforce any Lien upon the Term Lender Collateral. The notice required by this Section 3(C): (i) shall be required to be given by the Financing Agent only if it intends to deliver to a Credit Party written notice of its intent to enforce a lien in full or partial satisfaction of any obligation secured thereby, commence legal action against any Credit Party for foreclosure or replevin or other enforcement of a lien; or take possession of or title to, or deliver to any third party possession of or title to, any real or personal property of any Credit Party; (ii) shall not be required in any other instance or as to any other action or event (including, for purposes of illustration and not by way of limitation, any incurrence, payment or acceleration of any of the Financing Agreement Obligations or any amendment or waiver of the terms thereof, any exercise of a right of setoff, any notification to account debtors to make payment directly to the secured party or any other exercise of collection rights or the institution of any other legal proceedings, including suit to collect any debt or claim or the commencement of any bankruptcy case, receivership or insolvency proceeding); (iii) need only state that it is given pursuant to the provisions of this Agreement and that lien enforcement action may be taken by Financing Agent, and need not disclose or describe the action to be taken; (iv) shall be given at least five (5) business days prior to the date on which any enforcement action described above is taken, except that the Financing Agent may give such notice promptly after taking such enforcement action if it in good faith believes that immediate enforcement action is or may be required to protect its interest in the property subject to its liens. The Financing Agent agrees that it shall not exercise any remedies available to it under the applicable security documents or any other remedies otherwise permitted by applicable law with respect to the Term Borrower Collateral (other than the collection of outstanding accounts receivable in the ordinary course of business) during any period commencing on the date of the receipt by the Collateral Agent of a written notice from the Financing Agent pursuant to this Section 3(C) and ending sixty (60) days thereafter.

4. Rights of Subrogation. (A) The Collateral Agent agrees that no payment or distribution to the Financing Agent made or required to be made by the Collateral Agent or otherwise on behalf of the Trustee or the Noteholders with respect to the Financing Agreement Collateral under the provisions of this Agreement entitles the Collateral Agent, the Trustee or the Noteholders to exercise any rights of subrogation in respect of such payments or distributions until the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations) have been paid in full.

(B) The Financing Agent agrees that no payment or distribution to the Collateral Agent made or required to be made by the Financing Agent or otherwise on behalf of the Financing Lenders with respect to the Financing Agreement Collateral under the provisions of this Agreement entitles the Financing Agent or the Financing Lenders to exercise any rights of subrogation in respect of such payments or distributions until the Indenture Obligations have been paid in full.

5. Further Assurances. The Collateral Agent and the Credit Parties will, at the Credit Parties’ expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Financing Agent or the Collateral Agent may reasonably request, in order to protect any right or interest granted or purported to be granted by this Agreement or to enable the Financing Agent or the Collateral Agent to exercise and enforce its rights and remedies under this Agreement.

6. Restrictions on Assignment or Transfer of Liens. Each Agent agrees that it shall not assign or otherwise transfer any lien or security interest now or hereafter existing in and to the Financing Agreement Collateral in favor of such Agent, absent an agreement, executed and delivered to the other Agent in form reasonably satisfactory to such other Agent, by which such assignee or transferee shall expressly assume the performance of every covenant and obligation of such assigning or transferring Agent under this Agreement.

7. Administration of Collateral. (A) Subject to the provisions of Section 3, the Financing Agent shall, until the Financing Agreement Obligations (other than any Excess Financing Agreement Obligations) have been paid in full, have complete and sole discretion in, and shall not be liable to the Collateral Agent for, determining how, when and in what manner the Financing Agent administers the Financing Agreement Obligations or forecloses or otherwise realizes upon the Financing Agreement Collateral or exercises any rights or remedies of a secured party or lien creditor or any other rights with respect to the Financing Agreement Collateral or otherwise takes any action with respect thereto. Without in any way limiting the foregoing, the Collateral Agent specifically acknowledges and agrees that the Financing Agent may, subject to the provisions of Section 3, take such action as it deems appropriate to enforce the Financing Agreement Obligations and its lien on and security interest in the Financing Agreement Collateral, whether or not such action is beneficial to the Collateral Agent’s interest.

Also without in any way limiting the foregoing, the Collateral Agent for itself and for all who may claim through or under it, hereby expressly waives and releases any and all rights to have the Financing Agreement Collateral or any part thereof marshaled upon any foreclosure, sale or other realization thereon by the Financing Agent. In order for the Financing Agent to enforce its rights in the Financing Agreement Collateral, there shall be no obligation on the part of the Financing Agent, at any time, to resort for payment of the Financing Agreement Obligations to any obligor thereon or any guarantor thereof, or to any other person or corporation, their properties or estates, or to resort to any other rights or remedies whatsoever, and the Financing Agent shall have the right, subject to the provisions of Section 3, to foreclose or otherwise realize upon the Financing Agreement Collateral upon which it has a security interest irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

If the Financing Agent or any Financing Lender becomes the owner of any Patent, Trademark, Copyright or other intellectual property of any Credit Party as a result of the exercise of remedies by the Financing Agent or such Financing Lender with respect to its Lien on such Patent, Trademark, Copyright or other intellectual property, then upon request of the Collateral Agent, the Financing Agent or such Financing Lender shall grant to the Collateral Agent a 90 day limited, nonexclusive royalty-free license (a “Disposition License”) to use any such Patent, Trademark or Copyright to the extent necessary to enforce any Lien held by the Collateral Agent upon any of the PP&E Collateral, and to the extent appropriate, in the good faith opinion of the Collateral Agent, to process, collect, ship, product, store, complete, supply, lease, sell or otherwise dispose of any PP&E Collateral in any lawful manner (any such actions or activities taken by the Financing Agent shall be at the expense of the Collateral Agent). Any license so granted by the Financing Agent or the applicable Financing Lender shall be binding on its successors and assigns. Furthermore, to the extent the Financing Agent or any Financing Lender becomes the owner of any patent, trademark or proprietary information of any Credit Party as a result of the exercise of remedies by such Financing Agent or Financing Lender with respect to its lien on such patent, trademark or proprietary information, the Financing Agent or such Financing Lender shall not make any subsequent sale or transfer of such patent, trademark or proprietary information unless the purchaser or transferee thereof agrees in writing to provide a Disposition License to the Collateral Agent upon request.

(B) Subject to the provisions of Section 3, the Collateral Agent shall have complete and sole discretion in, and shall not be liable to the Financing Agent for, determining how, when and in what manner the Collateral Agent administers the Indenture Obligations or forecloses or otherwise realizes upon the indenture Collateral or exercises any rights or remedies of a secured party or lien creditor or any other rights with respect to the Indenture Collateral or otherwise takes any action with respect thereto. Without in any way limiting the foregoing, the Financing Agent specifically acknowledges and agrees that the Collateral Agent may, subject to the provisions of Section 3, take such action as it deems appropriate to enforce the Indenture Obligations and its lien on and security interest in the Financing Agreement Collateral, whether or not such action is beneficial to the Financing Agent’s interest. Also without in any way limiting the foregoing, the Financing Agent for itself and for all who may claim through or under it, hereby expressly waives and releases any and all rights to have the Indenture Collateral or any part thereof marshaled upon any foreclosure, sale or other realization thereon by the Collateral Agent. In order for the Collateral Agent to enforce its rights in the Indenture Collateral, there shall be no obligation on the part of the Collateral Agent, at any time, to resort for payment of the Indenture Obligations to any obligor thereon or any guarantor thereof, or to any other person or corporation, their properties or estates, or to resort to any other rights or remedies whatsoever, and the Collateral Agent shall, subject to the provisions of Section 3, have the right to foreclose or otherwise realize upon the Indenture Collateral upon which it has a security interest irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

8. Sale of Assets; Allocation of Proceeds. Notwithstanding anything herein to the contrary, if the Financing Agreement Collateral is sold or disposed of, other than in the ordinary course of business, as a part of a sale of the business of any Credit Party as a going concern or otherwise as part of a sale or disposition of substantially all of the assets of any Credit Party, and immediately after giving effect to the transaction or series of transactions effecting such sale or disposition, the Secured Obligations are not satisfied in full, the Credit Parties, the Financing Agent and the Collateral Agent agree that they are not bound by any allocation of the sale price to the Financing Agreement Collateral set forth in the documentation for such sale or other disposition, but instead, for purposes of this Agreement, will value the Financing Agreement Collateral pursuant to an appraisal or other valuation method reasonably acceptable to the Financing Agent and the Collateral Agent.

9. Delivery of Proceeds of Collateral; Insurance Proceeds. Until all Financing Agreement Obligations (other than Excess Financing Obligations) have been paid in full, the Collateral Agent will without demand or request being made upon it deliver any parts or proceeds, including insurance proceeds of the Financing Agreement Collateral which shall come into its possession, control or custody to the Financing Agent for application as set forth in Section 18. The Financing Agent will, without demand or request being made upon it, promptly deliver any insurance proceeds not arising from the Financing Agreement Collateral to or upon the direction of the Collateral Agent.

10. Agreement Not to Contest. The Collateral Agent shall not contest the validity, perfection, priority or enforceability of any security interest or lien in the Financing Collateral granted to the Financing Agent by any Credit Party under the Financing Agreement or the other Loan Documents. The Financing Agent shall not contest the validity, perfection, priority or enforceability of any security interest or lien in the PP&E Collateral granted to the Collateral Agent by any Credit Party under the Indenture Debt Documentation.

11. Release of Collateral. (A) The Collateral Agent agrees that in the event the Financing Agent shall come into the possession, custody and control of any Financing Agreement Collateral of any Credit Party as the result of any security interest granted to secure the Financing Agreement Obligations, the Financing Agent may, to the extent the Financing Agent does not apply the same to the payment or partial payment of the Secured Obligations, in accordance with Section 18, release the same to or upon the order of such Credit Party, without notice, or accounting for the same, to the Collateral Agent or any other person, firm or corporation whomsoever, it being specifically understood and agreed that any property so released shall remain subject to all claims of the Collateral Agent and the Financing Agent thereto in accordance herewith and under the Indenture Debt Documentation. Without limiting the foregoing, the Collateral Agent acknowledges and agrees that the Financing Agent in the course of administering credit extensions to the Borrowers may from time to time in its discretion release proceeds of the Financing Agreement Collateral in which the Financing Agent has a security interest to the Borrowers or the other Credit Parties or otherwise deal with the Financing Agreement Collateral in which the Financing Agent has a security interest, without any notice or accounting to the Collateral Agent whatsoever.

(B) Notwithstanding the foregoing, if the Financing Agent has received a notice from the Collateral Agent that an “Event of Default” as defined under the Indenture exists and is continuing, to the extent that the Financing Agent comes into the possession, custody and control of any Financing Agreement Collateral of any Credit Party as the result of any security interest granted to secure the Financing Agreement Obligations, but does not apply the same to the payment or partial payment of the Secured Obligations in accordance with Section 18 within five (5) business days (in the case of cash, including holding such cash as cash collateral for outstanding letters of credit) or hold the same as collateral for the Financing Agreement Obligations (in the case of noncash property or securities), the Financing Agent shall be deemed to have received such Financing Agreement Collateral in trust for the benefit of the Collateral Agent, and will segregate such Financing Agreement Collateral from other funds and property held by the Financing Agent and will promptly pay over to the Collateral Agent such Financing Agreement Collateral in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Indenture Obligations in accordance with Section 18 and the terms of the Indenture; provided, however, that if the Financing Agent is prohibited by law from applying such Financing Agreement Collateral or holding such Financing Agreement Collateral, as applicable, such five (5) business day period shall commence on the date that the Financing Agent is first permitted to so apply or hold such assets.

12. Release of Security Interest. No consent or approval by the Collateral Agent, the Trustee or any Noteholder to any sale, transfer or other disposition of any of the Financing Agreement Collateral by the Financing Agent (or by any Credit Party with the approval of the Financing Agent to the extent the proceeds thereof are used by the Credit Parties in a manner permitted under Section 4.10 of the Indenture (as in effect on the date hereof)) shall be required, and the Financing Agent may, without the consent of the Collateral Agent, the Trustee or the Noteholders, release the Collateral Agent’s lien on any Financing Agreement Collateral so sold, transferred or disposed of (and the Collateral Agent, for itself and on behalf of the Trustee and the Noteholders, hereby irrevocably constitutes and appoints the Financing Agent and any officer or agent of the Financing Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority to place and stead of the Collateral Agent or such holder or in the Financing Agent’s own name, from time to time in the Financing Agent’s discretion, for purposes of carrying out the terms of this Section 12, to take any and all appropriate action and to execute and record any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 12, including, without limitation, any financing statements, endorsements or other instruments or transfer or release), and notwithstanding anything to the contrary contained in any of the Indenture Debt Documentation, the Collateral Agent, the Trustee and the Noteholders shall be deemed to have consented to the release of the Collateral Agent’s lien on such Financing Agreement Collateral (but not the Collateral Agent’s lien on the proceeds of such sale, which lien shall remain subordinate to that of the Financing Agent until the Financing Agreement Obligations (other than

Excess Financing Agreement Obligations) have been paid in full), except that, in connection with any sale of Financing Agreement Collateral not in the ordinary course of business by a Credit Party with the approval of the Financing Agent, and the release of the lien of the Collateral Agent, to the extent that Section 314 of the TIA may be applicable to such sale or release, the deemed consent of the Collateral Agent, the Trustee and the Noteholders is subject only to (i) the receipt by the Collateral Agent of such certificates and opinions as may be required under Section 314(d) of the TIA, if any, and (ii) if required under the Indenture, the receipt by the Collateral Agent of a request from the Revolving/LC Borrower for such consent, together with the written approval thereof by the Financing Agent, and a certificate from officers of the Revolving/LC Borrower and an opinion of counsel to the Revolving/LC Borrower that the conditions precedent to such release provided for in the Indenture as in effect on the date hereof have been satisfied and therefore such release is in accordance with the terms of the Indenture. The Collateral Agent (for itself and on behalf of the Trustee and the Noteholders) agrees to execute and deliver to the Financing Agent such instruments or other documents as the Financing Agent may reasonably request to release the liens of the Collateral Agent, the Trustee and the Noteholders on any Financing Agreement Collateral so sold, transferred or disposed of at the direction of the Financing Agent and with the deemed consent of the Collateral Agent, the Trustee and the Noteholders.

13. Agreement by the Credit Parties. The Credit Parties agree that they will not take any action in contravention of the provisions of this Agreement.

14. Obligations under this Agreement Not Affected. (A) (1) All rights and interests of the Financing Agent under this Agreement, and all agreements, and obligations of the Collateral Agent and the Credit Parties under this Agreement, remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Financing Agreement or the other Loan Documents;

(ii) any increase or decrease in the amount of the Financing Agreement Obligations or the commitments therefor, any increase or decrease in the interest rates applicable to the Financing Agreement Obligations, any change in the time, manner or place of payment of, or in any other term of, all or any of the Financing Agreement Obligations, or any other amendment or waiver of or any consent to or departure from the Financing Agreement or the other Loan Documents;

(iii) any exchange, release or nonperfection of any collateral granted by any Credit Party under the Loan Documents, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Financing Agreement Obligations; or

(iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Financing Agreement Obligations or the Collateral Agent in respect of this Agreement.

(2) All rights and interests of the Collateral Agent under this Agreement, and all agreements, and obligations of the Financing Agent and the Credit Parties under this Agreement, remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Indenture Debt Documentation;

(ii) any increase or decrease in the amount of the Indenture Obligations or the commitments therefor, any increase or decrease in the interest rates applicable to the Indenture Obligations, any change in the time, manner or place of payment of, or in any other term of, all or any of the Indenture Obligations, or any other amendment or waiver of or any consent to or departure from the Indenture Debt Documentation;

(iii) any exchange, release or nonperfection of any collateral granted by any Credit Party under the Indenture Debt Documentation, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Indenture Obligations; or

(iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Indenture Obligations or the Financing Agent in respect of this Agreement.

(B) (1) To the extent that the Borrowers, any Other Obligor or any guarantor of or provider of collateral for the Financing Agreement Obligations makes any payment on the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations) that is subsequently invalidated, declared to be a fraudulent or preferential transfer, conveyance or set aside or is required to be repaid to any Credit Party as a debtor in possession, a collateral agent, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of such Financing Agreement Obligations that had been previously satisfied by such Voided Payment will be revived and continue in full force and effect as if such Voided Payment had never been made. If any such Voided Payment is recovered from the Financing Agent or any Financing Lender, an event of default will be deemed to have occurred and to be continuing under the Financing Agreement from the date of the initial receipt of such Voided Payment by the Financing Agent or such Financing Lender, as the case may be, until the full amount of such Voided Payment is restored to the Financing Agent or such Financing Lender, as the case may be. During any continuance of any such event of default, this Agreement remains in full force and effect with respect to the Indenture Obligations. To the extent that the Collateral Agent, the Trustee or the Noteholders have received any payments, consisting of proceeds of the sale or other distribution of the Financing Agreement Collateral other than in the ordinary course of business, subsequent to the date of the initial receipt of such Voided Payment by the Financing Agent or such Financing Lender and such payments have not been invalidated, declared to be a fraudulent or preferential transfer, conveyance or set aside or are required to be repaid to any Credit Party as a debtor in possession, a trustee, receiver, or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause, the Collateral Agent, the Trustee or the Noteholders, as the case may be, will be obligated and agrees that any such payment so made or received will be deemed to have been received in trust for the benefit of the Financing Agent or such Financing Lender, as the case may be, and the Collateral Agent, the Trustee or such Noteholder, as the case may be, agree to pay to the Financing Agent for the benefit of itself or such Financing Lender, as the case may be, upon demand, the full amount so received by the Collateral Agent, the Trustee or such Noteholder, as the case may be, during such period of time to the extent necessary fully to restore to the Financing Agent the amount of such Voided Payment.

(2) To the extent that the Borrowers, any Other Obligor or any guarantor of or provider of collateral for the Indenture Obligations makes any Voided Payment on the Indenture Obligations, then to the extent of such Voided Payment, that portion of such Indenture Obligations that had been previously satisfied by such Voided Payment will be revived and continue in full force and effect as if such Voided Payment had never been made. If any such Voided Payment is recovered from the Collateral Agent, the Trustee or any Noteholder, an event of default will be deemed to have occurred and to be continuing under the Indenture Debt Documentation from the date of the initial receipt of such Voided Payment by the Collateral Agent, the Trustee or such Noteholder, as the case may be, until the full amount of such Voided Payment is restored to the Collateral Agent, the Trustee or such Noteholder, as the case may be. During any continuance of any such event of default, this Agreement remains in full force and effect with respect to the Financing Agreement Obligations. To the extent that the Financing Agent or any Financing Lender receives any payments, consisting of proceeds of the sale or other distribution of (x) the Financing Agreement Collateral following payment in full of the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations) or (y) PP&E Collateral other than in the ordinary course of business, subsequent to the date of the initial receipt of such Voided Payment by the Collateral Agent, the Trustee or such Noteholder and such payments have not been invalidated, declared to be a fraudulent or preferential transfer, conveyance or set aside or are required to be repaid to any Credit Party as a debtor in possession, a trustee, receiver, or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause, the Financing Agent or such Financing Lender, as the case may be, will be obligated and agrees that any such payment so made or received will be deemed to have been received in trust for the benefit of the Collateral Agent, the Trustee or such Noteholder, as the case may be, and the Financing Agent or such Financing Lender, as the case may be, agrees to pay to the Collateral Agent for the benefit of itself, the Trustee or such Noteholder, as the case may be, upon demand, the full amount so received by the Financing Agent or such Financing Lender, as the case may be, during such period of time to the extent necessary fully to restore to the Financing Agent the amount of such Voided Payment.

(C) Except as specifically described in this Agreement, nothing contained in this Agreement or in any instrument evidencing any Indenture Obligations is intended to or impairs, as between the Credit Parties, their creditors other than the Financing Agent and the Financing Lenders, on the one hand, and the Collateral Agent, the Trustee and the Noteholders, on the other, the obligations of the Credit Parties, which are absolute and unconditional, to pay to the Collateral Agent, the Trustee and the Noteholders the Indenture Obligations as and when such obligations become due and payable in accordance with the terms of such obligations. Except as specifically described in this Agreement, nothing contained in this Agreement or in any instrument evidencing any Indenture Obligations is intended to or affects the relative rights of the Collateral Agent, the Trustee, the Noteholders and creditors of the Credit Parties other than the Financing Agent. As between the Credit Parties, their creditors other than the Financing Agent, the Financing Lenders, the Noteholders, the Trustee and the Collateral Agent, no payments or distributions otherwise payable or deliverable in respect of the Indenture Obligations, which are paid or delivered to the Financing Agent under this Agreement, are deemed to be a payment by the Credit Parties on account of the Indenture Obligations.

15. Information Concerning Financial Condition of the Credit Parties. The Collateral Agent and the Financing Agent each assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and of all other circumstances bearing upon the risk of nonpayment of the Indenture Obligations or the Financing Agreement Obligations or any part of the Indenture Obligations or the Financing Agreement Obligations. The Collateral Agent and the Financing Agent each agrees that the other has no duty to advise it of information known to the other regarding such condition or any such circumstance. In the event that the Financing Agent or the Collateral Agent in its sole discretion undertakes at any time or from time to time to provide any such information to the other, such party is under no obligation (i) to undertake any investigation, (ii) to disclose any information which it wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to other party.

16. Agents’ and Credit Parties’ Waivers. (A) Each Agent and the Credit Parties expressly waive all notice of the acceptance by the other Agent of the subordination and other provisions of this Agreement and all other notices not specifically required under the terms of this Agreement whatsoever, and each Agent and the Credit Parties expressly consent to reliance by such other Agent upon the subordination and other agreements as provided in this Agreement.

(B) Each Agent agrees that the other Agent:

(i) has made no warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of any of the Secured Agreements evidencing the Secured Obligations in respect of which it has been granted a lien or security interest by a Credit Party or the collectibility of such Secured Obligations;

(ii) is entitled to manage and supervise the extensions of credit made to the Credit Parties in accordance with applicable law and the terms of such Secured Agreements and without regard to the existence of any rights that the other Agent may now or in the future have in or to any of the Collateral of the Credit Parties;

(iii) subject to Sections 3 and 18, has no liability to the other Agent for, and such other Agent waives and releases such Agent from any and all liability with respect to, any claim which such other Agent may now or in the future have against such Agent arising out of (a) any and all actions which such Agent takes or omits to take in connection with such Secured Obligations (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in collateral and other security for such Secured Obligations), (b) any and all actions with respect to the occurrence of an event of default under such Secured Agreements, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, (c) any and all actions with respect to the collection of any claim securing all or any part of the Secured Obligations from any account debtor, guarantor or any other party with respect to such Secured Agreements or the collection of such Secured Obligations or the valuation, use, protection or release of collateral or other security for such Secured Obligations; and

(iv) may elect, in any bankruptcy proceeding, of the application of section 1111(b)(2) of the United States Bankruptcy Code, 11 U.S.C. §1111(b)(2).

17. Notices of Default and Acceleration. The Financing Agent shall give to the Collateral Agent (for itself and the Trustee and the Noteholders), and the Collateral Agent shall give to the Financing Agent for itself and the Financing Lenders, concurrently with the giving thereof to either Borrower, a copy of any written notice of either (a) a default or an event of default under the Financing Agreement or the Indenture Debt Documentation, as applicable, or (b) written notice of demand for payment made to any Credit Party, provided that the failure of any party to give any such notice to the other shall not affect the relative priorities of Financing Agent’s and Collateral Agent’s respective liens as provided herein or the validity or effectiveness of any such notice as against any Credit Party. Each Credit Party hereby authorizes the Financing Agent and the Collateral Agent to send any such notices to each other and to provide any information with respect to the Credit Parties to each other.

18. Application of Payments. (A) The Collateral Agent for itself and on behalf of the Trustee and the Noteholders and the Financing Agent for itself and on behalf of the Financing Lenders, each irrevocably agrees that payments received by such Agent, the Trustee, any Noteholder or any Financing Lender consisting of proceeds of the sale, collection or other realization of the Financing Agreement Collateral other than in the ordinary course of business will be applied in the following order, unless a court of competent jurisdiction otherwise directs:

FIRST, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable fees to the Financing Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Financing Agent in connection therewith and all amounts for which the Financing Agent is entitled to indemnification hereunder, and to the payment of all costs and expenses paid or incurred by the Financing Agent in connection with the exercise of any right or remedy under the Financing Agreement, any other the Loan Documents or hereunder;

SECOND, to the payment in full of the Financing Agreement Obligations (including without limitation cash collateralization of outstanding letters of credit at 100% of the aggregate undrawn amount thereof) other than the Excess Financing Agreement Obligations for the ratable benefit of the holders thereof;

THIRD, only after payment in full of all Financing Agreement Obligations other than Excess Financing Agreement Obligations, to the payment of Indenture Obligations in accordance with Section 6.10 of the Indenture;

FOURTH, after payment in full of all Financing Agreement Obligations other than Excess Financing Agreement Obligations and of all Indenture Obligations, to the

payment of Excess Financing Agreement Obligations for the ratable benefit of the holders thereof; and

FIFTH, after payment in full of all Financing Agreement Obligations and Indenture Obligations, to the applicable Credit Party, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(B) The Collateral Agent for itself and on behalf of the Trustee and the Noteholders and the Financing Agent for itself and on behalf of the Financing Lenders, each irrevocably agrees that payments received by such Agent, the Trustee, any Noteholder or any Financing Lender consisting of proceeds of the sale, collection or other realization of the PP&E Collateral other than in the ordinary course of business will be applied in the following order, unless a court of competent jurisdiction otherwise directs:

FIRST, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable fees to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and, all amounts for which the Collateral Agent is entitled to indemnification hereunder, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy under any Indenture Debt Documentation or hereunder;

SECOND, to the payment of Indenture Obligations in accordance with Section 6.10 of the Indenture; and

THIRD, after payment in full of all Indenture Obligations, to the applicable Credit Party, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

19. Access to PP&E Collateral. (A) Upon five days’ notice to the Collateral Agent following either (i) the occurrence of an action (a) to exercise or seek to exercise any rights or exercise and remedies with respect to any Financing Agreement Collateral or (b) to institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure with respect to all or any portion of the Financing Agreement Collateral by the Financing Agent with respect to the Financing Agreement Collateral or (ii) the receipt of notice by the Financing Agent pursuant to Section 3(B) that the Collateral Agent intends to take any action (a) to exercise or seek to exercise any rights or exercise and remedies with respect to any PP&E Collateral or (b) to institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure with respect to all or any portion of the PP&E Collateral by the Collateral Agent with respect to the PP&E Collateral, the Financing Agent may occupy and use the PP&E Collateral, for the purposes set out in Section 19(B), consisting of or located within the Credit Parties’ manufacturing facilities and each of the Credit Parties’ warehouse and distribution facilities for up to 90 days and thereafter, for 30-day periods as mutually agreed upon by the Financing Agent and the Collateral Agent (acting at the direction of the requisite Noteholders) (the “Liquidation Period”) provided, however, that if the Financing Agent is prevented by the Credit Parties from having access to the PP&E Collateral following such notice, the Liquidation Period shall commence upon the day on which the Financing Agent gains access, but not more than 30 days after such Liquidation Period would otherwise have begun; and provided, further, in the event the Financing Agent’s access to the PP&E Collateral is interrupted or stayed by an Insolvency Proceeding or other judicial proceeding, the Liquidation Period shall be extended by the number of days that the Financing Agent was denied access to the PP&E Collateral; provided further, that, the Financing Agent shall provide to the Collateral Agent a waiver of liability from and indemnification for any personal injury incurred in connection with any such occupation or use by the Financing Agent, any agents, brokers, appraisers, auctioneers or liquidators retained by the Financing Agent and any of their respective employees or agents, in form and substance reasonably satisfactory to the Collateral Agent. During the Liquidation Period, the Financing Agent may use and occupy the PP&E Collateral without force or process of law and without any obligation to pay rents, royalties or other fees to the Collateral Agent, the Trustee or any Noteholder, except for payment or reimbursement of costs and expenses as set forth in Section 19(D). The license to use and occupy the PP&E Collateral during the Liquidation Period shall apply to and for the benefit of the Financing Agent and any agents, brokers, appraisers, auctioneers or liquidators retained by the Financing Agent.

(B) During the Liquidation Period, the Financing Agent shall have access to and use and occupancy of each of the Credit Parties’ manufacturing facilities and other PP&E Collateral located therein, in each case on an as is, where is basis to convert raw materials, to complete the manufacturing of work in process, and to package, ship, sell, liquidate or otherwise dispose of the Financing Agreement Collateral. During the Liquidation Period, the Financing Agent shall have access to and use and occupancy of each of the Credit Parties’ warehouse and distribution facilities and other PP&E Collateral located therein (and all material handling equipment comprising PP&E Collateral whether or not located therein) to package, ship, sell, liquidate or otherwise dispose of the Financing Agreement Collateral.

(C) During the Liquidation Period, the Collateral Agent shall have access to the PP&E Collateral without limitation, to preserve, protect, appraise and evaluate the PP&E Collateral, to show it to potential purchasers and offer it for sale, and (ii) the Collateral Agent may sell some or all of the PP&E Collateral, provided that the purchasers of such PP&E Collateral shall have expressly agreed in writing to be bound by the obligations of the Collateral Agent, the Trustee and the Noteholders under this Section 19 with respect to the purchased PP&E Collateral until the expiration of the Liquidation Period and that the items purchased shall remain in place and shall remain subject to the rights of use and occupancy of the Financing Agent, in accordance with this Section 19 and to the extent so bound, such purchasers shall be entitled to the benefits and rights of the Collateral Agent, the Trustee and the Noteholders under this Section 19 with respect to such PP&E Collateral.

(D) In the event that the Financing Agent elects to use some or all of the Credit Parties’ premises as set forth in this Section 19, to the extent and for so long as the Financing Agent occupies a manufacturing, warehouse or distribution facility owned by a Credit Party, the Financing Agent shall be responsible for all expenses with respect to heat, electricity, water and real property taxes with respect to any building so used or occupied, and payroll and related expenses for employees whose services are required by the Financing Agent for such use and operation of such facility, in each case for each month in which the Financing Agent occupied such facility, for all or any portion of such month. The Financing Agent shall promptly repair, at the Financing Agent’s expense, any physical damage to the PP&E Collateral caused by the Financing Agent or any other Person acting under its direction during the use and occupancy of the PP&E Collateral by or on behalf of the Financing Agent or any sale, removal or other disposition of the Financing Agreement Collateral (ordinary wear and tear excluded) and the PP&E Collateral so used or occupied shall be left in the same state of repair (ordinary wear and tear excluded) by the Financing Agent at the expiration of the Liquidation Period as existed on the commencement of the Liquidation Period. The Financing Agent shall not be liable for any diminution in value of the PP&E Collateral caused by the absence of Financing Agreement Collateral actually removed or by any necessity of replacing the Financing Agreement Collateral or, subject to the immediately preceding sentence for any other reason. The Financing Agent shall not have any duty or obligation to remove or dispose of any PP&E Collateral, or any other property left at the subject facility by the Credit Parties. None of the Collateral Agent, the Trustee or the Noteholders will be responsible for the condition of any of the PP&E Collateral, and shall have no duty to the Financing Agent or the Financing Lenders with respect to the adequacy of the PP&E Collateral for the purposes of the Financing Lenders or otherwise. The Collateral Agent agrees not to intentionally damage the PP&E Collateral (it being understood and agreed that such agreement shall not obligate the Collateral Agent in any way to maintain, insure or preserve the condition of any Collateral).

20. Purchase Options Granted to Collateral Agent and the Noteholders. (A) Purchase Notice. The Noteholders shall have the option, exercisable (i) at any time that an Event of Default (as defined in the Financing Agreement) exists and is continuing for more than 90 days (whether or not notice thereof has been delivered pursuant to clause (a) of Section 17) or (ii) at any time after the Financing Agent has given notice to the Collateral Agent pursuant to Section 3(C), to purchase all of the Financing Agreement Obligations from the Financing Agent and the Financing Lenders subject to the terms of this Section 20. The intent to utilize such purchase option shall be evidenced by the delivery of a written notice from the Collateral Agent (signed by the relevant Noteholders) (the relevant Noteholders being referred to in this Section 20 as the “Purchasers”) to the Financing Agent (the “Purchase Notice”). The Purchase Notice shall be irrevocable. After receipt of the Purchase Notice, neither the Financing Agent nor any Financing Lender will make any additional extension of credit under the Financing Agreement (other than (x) the deemed making of advances under the Financing Agreement in respect of unreimbursed draws under letters of credit issued with the assistance of the Financing Agent prior to the date the Purchase Notice was given and (y) Protective Advances (to the extent the aggregate amount of such Protective Advances, together with all other Protective Advances made prior to such date and not previously reimbursed, does not exceed $1,000,000)) without the consent of the Purchasers.

(B) Timing of Closing. On the date specified by the Collateral Agent in the Purchase Notice (which shall not be less than five (5) Business Days after the receipt by the Financing Agent of the Purchase Notice, but in no event more than 65 days after the earlier of (i) the receipt by Collateral Agent of the notice from Financing Agent pursuant to Section 3(C) referred to in clause (A)(ii) above and (ii) the date of delivery of the Purchase Notice), the Financing Lenders shall sell to the Purchasers, and the Purchasers shall purchase from the Financing Lenders, the Financing Agreement Obligations pursuant to documentation reasonably satisfactory to the

Purchasers and the Financing Lenders but in any event not inconsistent with the terms of this Section 20 including clause (D) hereof.

(C) Purchase Price. Upon the date of such purchase and sale, the Purchasers shall (a) pay in cash to the Financing Agent, for the ratable benefit of the Financing Lenders, as the purchase price therefor the full amount of all the Financing Agreement Obligations then outstanding and unpaid (including principal, interest, fees and expenses (including reasonable attorneys’ fees and legal expenses)), (b) furnish cash collateral to the Financing Agent in such amounts as the Financing Agent in good faith determines is reasonably necessary to secure the Financing Agent in connection with any issued and outstanding letters of credit that the Financing Agent has arranged to be issued by third parties pursuant to the Financing Agreement (but in any event in an amount not greater than 100% of the aggregate undrawn amount of such letters of credit), (c) agree to reimburse the Financing Agent for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the Financing Agreement Obligations and/or as to which the Financing Agent has not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Financing Agent, as the Financing Agent may designate in writing to the Purchasers for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasers to the bank account designated by Financing Agent are received in such bank account prior to 1:00 p.m., New York City time at such bank and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasers to the bank account designated by the Financing are received in such bank account later than such time.

(D) Nature of Sale. Such purchase shall be expressly made without representation or warranty of any kind by the Financing Lenders as to the Financing Agreement Obligations or otherwise and without recourse to the Financing Agent or the Financing Lenders, except for representations and warranties as to the following: (a) the amount of the Financing Agreement Obligations being purchased (including, without limitation, as to the principal of and accrued and unpaid interest on such Financing Agreement Obligations and the fees and expenses thereof); (b) that the Financing Lenders own the Financing Agreement Obligations free and clear of any liens; (c) each of the Financing Lenders has the full right and power to assign the Financing Agreement Obligations owed to it, such assignment has been duly authorized and no approval of any governmental authority, other regulatory body or other Person is required in connection with such assignment; and (d) that the Financing Agent has not subordinated, or otherwise voluntarily relinquished the benefits of, its lien in any Financing Agreement Collateral to the lien, indebtedness or claim of any other creditor of any Borrower or any Other Obligor, other than the subordination of liens in Financing Agreement Collateral permitted by the terms of the Financing Agreement.

(E) Effect of Purchase. Following the consummation of such purchase, the Purchasers shall be entitled to the benefits of, and be subject to the obligations under, this Agreement as if they were the Financing Agent and the Financing Lenders; provided, that the proviso to the last sentence of Section 1(A) and this Section 20 (other than this clause (E)) shall no longer be given any effect, and not in limitation but in furtherance thereof all liens and security interests in favor of the Purchasers in the Financing Agreement Collateral shall be senior to the liens and security interests in favor of the Collateral Agent for the benefit of itself, the Trustee and the Noteholders in the Financing Agreement Collateral without regard to the amount of the Financing Agreement Obligations secured thereby.

21. Amendment; Waiver. No amendment, waiver or other modification of any provision of this Agreement is effective unless it is in writing and signed by the Collateral Agent and the Financing Agent; provided, that any amendment, waiver or other modification of this Agreement that directly and adversely affects a Credit Party shall require the written consent of such Credit Party.

22. Expenses. The Credit Parties agree to pay, upon demand, to the Financing Agent, the Financing Lenders, the Collateral Agent, the Trustee or the Noteholders, as the case may be, the amount of any and all reasonable expenses, including the reasonable fees and expenses of attorneys and paralegals, for the Financing Agent, the Financing Lenders, the Collateral Agent, the Trustee and the Noteholders, as the case may be, which any of them may incur in connection with the exercise or enforcement of their respective rights or interests under this Agreement. All such amounts shall constitute part of the Financing Agreement Obligations or the Indenture Obligations, as the case may be.

23. Addresses for Notices. All demands, notices and other communications provided for under this Agreement must be in writing (including facsimile communication) and mailed, sent by facsimile transmission or delivered to such party at the address specified on the signature page of this Agreement or at such other address as is designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 23. All such demands, notices and other communications are effective (i) three business days after deposited in the U.S. mails, postage prepaid, (ii) upon receipt of confirmation of transmission when sent by facsimile and (iii) upon delivery when delivered, as the case may be.

24. No Waiver; Remedies. No failure on the part of the Financing Agent or the Collateral Agent to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of such right, nor does any single or partial exercise of any right under this Agreement preclude any other or further exercise of such right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

25. Continuing Agreement; Transfer of Notes. This Agreement is a continuing agreement and (i) remains in full force and effect until the Financing Agreement Obligations have been paid in full, (ii) is binding upon the Collateral Agent, the Credit Parties, the Financing Agent and their respective successors, transferees, participants and assigns and (iii) inures to the benefit of and is enforceable by the Financing Agent and the Collateral Agent and their successors, transferees, participants and assigns. Without limiting the generality of clause (iii) above, the Financing Agent may, in accordance with the Financing Agreement, assign, participate or otherwise transfer the Financing Agreement Obligations to any other person or entity, which person or entity upon such transfer becomes vested with all the rights in respect of such Financing Agreement Obligations granted to the Financing Agent in this Agreement or otherwise.

26. Bankruptcy. The Collateral Agent agrees that in the event bankruptcy proceedings are instituted by or against the Revolving/LC Borrower, the Financing Agent may consent to the use of up to $1,000,000 of cash collateral or provide up to $22,000,000 of postpetition financing under section 364 of the United States Bankruptcy Code, 11 U.S.C. § 364 (less the principal amount of Financing Agreement Obligations which are not rolled into such postpetition financing), to the Revolving/LC Borrower and the other Credit Parties on such terms and conditions as the Financing Agent, in its sole discretion, may decide. The Collateral Agent waives any rights it may have under applicable law to object to such use of such cash collateral or such postpetition financing so long as such postpetition financing is not secured (including as a result of any replacement liens) by any collateral other than the types of property that make up the Financing Agreement Collateral for the applicable Credit Party as adequate protection.

27. Additional Credit Parties. Any Person which either (i) hereafter becomes a Restricted Subsidiary of the Revolving/LC Borrower or (ii) is a subsidiary of the Revolving/LC Borrower and becomes a guarantor of all or any portion of the Indenture Obligations shall become a party to this Agreement by execution of a supplement to this Agreement in form and substance acceptable to the Financing Agent.

28. Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS. If any portion or provision of this Agreement is determined to be invalid or unenforceable, all other provisions of this Agreement remain in full force and effect and this Agreement remains binding between the parties to this Agreement with respect to such remaining provisions.

29. Headings and Captions. Headings and captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

30. CONSENT TO JURISDICTION; WAIVERS. EACH PARTY HERETO, IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, CONSENTS TO THE JURISDICTION OF THE FEDERAL COURT OF THE NORTHERN DISTRICT OF ILLINOIS, OR, IF SUCH COURT LACKS JURISDICTION, THEN TO THE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND WANES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED IN THIS AGREEMENT. EACH PARTY HERETO WAIVES TRIAL BY JURY, ANY OBJECTION BASED UPON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

31. Control and Cash Collateral. (A) Subject to the terms and conditions of this Section 31, to the extent any Agent has possession, custody or control over any Financing Agreement Collateral of a type that requires a secured party to have possession, custody or control to be perfected (or an agent of such Agent has such possession, custody or control), such Agent agrees to act as agent for the other Agent for the sole purpose of perfecting the security interest granted by the Credit Parties in such Financing Agreement Collateral.

(B) Neither Agent shall have any obligation whatsoever to the other Agent to assure that any such Financing Agreement Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person.

(C) The duties or responsibilities of each Agent under this Section 31 are and shall be limited solely to holding or maintaining control of such Financing Agreement Collateral for the other for purposes of perfecting the Lien of the Agent not in possession or control of such Financing Agreement Collateral in such Financing Agreement Collateral actually held by or under the control of the other Agent. Neither Agent is nor shall it be deemed to be a fiduciary of any kind for the other Agent and neither Agent shall have any right, cause of action or claim against the other Agent (all of which are hereby waived) should such other Agent fail to fulfill its duties or responsibilities under this Section 31, except that such Agent shall have the right to demand specific performance by such other Agent of any duty or obligation of such other Agent under clause (D) below to the extent such other Agent fails to fulfill any such duty or obligation.

(D) Notwithstanding anything to the contrary in this Section 31, (i) prior to the payment in full of the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations), the Collateral Agent shall, at the request and cost of the Financing Agent, take such actions as may reasonably be requested by the Financing Agent to cause the Financing Agent to have actual possession or control of such Financing Agreement Collateral, (ii) following the payment in full of the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations), the Financing Agent shall, at the request and cost of the Collateral Agent, take such actions as may reasonably be requested by the Collateral Agent to cause the Collateral Agent to have actual possession or control of such Financing Agreement Collateral and (iii) following the payment in full of the Indenture Obligations, the Collateral Agent shall, at the request and cost of the Financing Agent, take such actions as may reasonably be requested by the Financing Agent to cause the Financing Agent to have actual possession or control of such Financing Agreement Collateral.

(E) The provisions of this Section 31 are subject to the other provisions of this Agreement and to the extent there is a conflict with any other provision contained in this Agreement and this Section 31, such other provision shall govern.

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Delivered as of the day and year first above written.

SHEFFIELD STEEL CORPORATION, as Revolving/LC Borrower

/s/ Stephen R. Johnson
By:	Stephen R. Johnson
Title:	Vice President and Chief Financial Officer
220 North Jefferson
Sand Springs, Oklahoma 74063
Attn:	Stephen R. Johnson
Chief Financial Officer
Telecopier No.: (918) 241-6596

SANDS SPRING RAILWAY COMPANY, as Term Borrower

/s/ Stephen R. Johnson
By:	Stephen R. Johnson
Title:	Vice President and Chief Financial Officer
220 North Jefferson
Sand Springs, Oklahoma 74063
Attn:	Stephen R. Johnson
Chief Financial Officer
Telecopier No.: (918) 241-6596

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

/s/ Elizabeth C. Hammer
By:	Elizabeth C. Hammer
Title:	Vice President
Goodwin Square
225 Asylum St, 23rd Floor
Hartford, CT 06109
Attn:	Corporate Trust Administration
Telecopier No.: (860) 244-1889

Signature Page to Intercreditor Collateral Subordination Agreement

THE CIT GROUP/BUSINESS, INC., as Financing Agent

/s/ Glenn P. Bartley
By:	Glenn P. Bartley
Title:	Vice President
10 South LaSalle Street, 22nd Floor
Chicago, IL 60603
Attn:
Regional Credit Manager
Telecopier No.: (312) 424-9740

Signature Page to Intercreditor Collateral Subordination Agreement